Exhibit 99.1

Phio Pharmaceuticals Reports 2025 Year-End Financial Results and Business Update

Treatment Phase for Lead Clinical Candidate PH-762 Dose Escalation Trial is Complete with Favorable Safety, Tolerability and Pathology Data

2025 Financings and Warrant Exercises Strengthen Balance Sheet with $23.7 Million in Net Proceeds, Extending Cash Runway into the First Half of 2027

KING OF PRUSSIA, PA, March 5, 2026 (NEWSFILE) —Phio Pharmaceuticals Corp. (NASDAQ: PHIO) is a clinical-stage siRNA biopharmaceutical company developing therapeutics using its proprietary INTASYL® gene silencing technology to eliminate cancer.  Phio today reported its financial results for the year ended December 31, 2025, and provided a business update.

“Final cohort results mark the culmination of a productive 2025 fiscal year for Phio,” said Robert Bitterman, Present and CEO. “Concluding the Phase 1b study with favorable safety, tolerability and pathology data, advancing the CMC and toxicology initiatives while extending our cash runway into 2027 are noteworthy milestones on our continuing pathway to potential approval.”

Recent Corporate Updates

PH-762 Clinical Progress

PH-762 is currently being evaluated in a U.S. multi-center Phase 1b dose-escalating clinical trial through the intratumoral injection of PH-762 for the treatment of patients with cutaneous squamous cell carcinoma, melanoma and Merkel cell carcinoma. The trial (NCT 06014086) is designed to evaluate the safety and tolerability of neoadjuvant use of intratumorally injected PH-762, assess the tumor response, and determine the dose or dose range for continued study of PH-762. The study was fully enrolled in November 2025 with a total of 22 patients, 20 with cutaneous squamous cell carcinoma, one with melanoma and one with Merkel cell carcinoma. While final study data is pending formal analysis, an FDA submission intended to propose and seek guidance for next steps in clinical study design for PH-762 is targeted for the second quarter of 2026.

In July 2025, Phio entered into a comprehensive drug substance development services agreement with a US manufacturer. The manufacturer will provide analytical and process development and cGMP manufacture of Phio’s lead development compound PH-762. The cGMP material will support future pivotal clinical development of PH-762.

In December 2025, Phio entered into a development services agreement with a US laboratory to conduct a non-clinical toxicology study, which is required by the FDA prior to commencing a pivotal human clinical trial for registration purposes.

Capital Sourcing

During 2025, Phio strengthened its balance sheet through a series of equity financings and warrant exercises that generated approximately $23.7 million in net proceeds. These transactions extended the Company’s cash runway into the first half of 2027 and will support ongoing clinical development, operational requirements and strategic initiatives.

Patent Portfolio Enhancement and Rationalization

Phio’s patent portfolio includes 54 issued patents, 49 of which cover our INTASYL platform, and of those 27 cover immuno-oncology compounds and therapeutic uses.  There are 20 pending patent applications, encompassing what we believe to be important new RNAi compounds and their use as therapeutics, chemical modifications of RNAi compounds that improve the compounds suitability for therapeutic uses and compounds directed to specific targets. The patents that may issue from these pending applications will, if issued, be set to expire between 2029 and 2038.

Scientific News

During 2025, Phio presented new data on PH-762 at several conferences including American Academy of Cancer Research (AACR), Society for Immunotherapy of Cancer (SITC), American Society of Gene and Cell Therapy (ASGCT) and at the Annual Oligonucleotide Therapeutics Society (OTS). The Company was  also invited to present its Phase 1b clinical trial data for PH-762 at the American Academy of Dermatology (AAD) in the Late-Breaking Research Session.

Financial Results

Cash Position

At December 31, 2025, the Company had cash and cash equivalents of approximately $21.0 million as compared with approximately $5.4 million at December 31, 2024.

During the year ended December 31, 2025, we completed multiple financings generating total net proceeds of approximately $20.6 million after deducting placement agent fees and offering expenses.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2025 increased  27% as compared with the year ended December 31, 2024. The increase was due to the advancement of our PH-762 clinical program, planning for an upcoming PH-762 toxicology study and higher employee compensation costs.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2025 increased 23% as compared to the year ended December 31, 2024. The increase was due to higher outsourced professional accounting and legal services and stock-based compensation costs.

Net Loss

Net loss was approximately $8.7 million, or ($1.45) per share, for the year ended December 31, 2025 as compared with a net loss of approximately $7.2 million, or ($9.08) per share, for the year ended December 31, 2024. The increase in net loss was primarily due to the changes in research and development and general and administrative expenses, as described above.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage biopharmaceutical company advancing its proprietary INTASYL® siRNA gene silencing technology to eliminate cancer. Phio’s INTASYL compounds are designed to enhance the body’s immune cells to more effectively kill cancer cells. Phio’s lead clinical development program is an INTASYL compound, PH-762, that silences the PD-1 gene implicated in various forms of skin cancer. The Phase 1b trial (NCT# 06014086) is evaluating PH-762 for the treatment of cutaneous squamous cell carcinoma, melanoma and Merkel cell carcinoma. PH-762 is a potential non-surgical treatment for skin cancers.

For additional information, visit the Company’s website, www.phiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. These statements, which include statements regarding the anticipated benefits of our INTASYL™ RNAi platform, the results from our ongoing clinical trials, our expectations that our cash runway will extend into the first half of 2027, our expectations regarding timing of FDA submissions intended to propose and seek guidance for next steps in clinical study design for PH-762, details regarding our planned non-clinical toxicology study, and our ability to support ongoing clinical development, operational requirements and strategic initiatives with the capital we currently have on hand, are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact to our business and operations by inflationary pressures, rising interest rates, recession fears, the development of our product candidates, results from our preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those risks identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

Jennifer Phillips: jphillips@phiopharma.com

Corporate Affairs

PHIO PHARMACEUTICALS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Year Ended December 31,
	2025	2024

Operating expenses:
Research and development	$4,618	$3,643
General and administrative	4,602	3,744
Total operating expenses	9,220	7,387
Operating loss	(9,220)	(7,387)
Interest income, net	520	231
Other income, net	2	6
Net loss	$(8,698)	$(7,150)
Net loss per common share:
Basic and diluted	$(1.45)	$(9.08)
Weighted average number of common shares outstanding
Basic and diluted	5,984,017	787,466

PHIO PHARMACEUTICALS CORP.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(Unaudited)

	December 31,	December 31,
	2025	2024
ASSETS
Cash	$21,031	$5,382
Prepaid expenses and other current assets	445	354
Total current assets	21,476	5,736
Property and equipment, net	11	2
Total assets	$21,487	$5,738
LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Accounts payable	$435	$253
Accrued expenses	905	762
Total current liabilities	1,340	1,015
Total stockholders’ equity	20,147	4,723
Total liabilities, preferred stock and stockholders’ equity	$21,487	$5,738